Exhibit 99.1

FOR IMMEDIATE RELEASE

Rouse Properties, Inc. Stockholders Approve Merger

New York, NY— June 23, 2016 — Rouse Properties, Inc. (NYSE: RSE) (“Rouse” or the “Company”) today announced that, at a special meeting of stockholders held today, the Company stockholders approved the previously announced merger agreement with BSREP II Retail Pooling LLC (“Parent”), an affiliate of Brookfield Asset Management, Inc. (“Brookfield”). Subject to the terms and conditions set forth in the merger agreement, Parent will acquire the Company through a merger of the Company and a wholly owned subsidiary of Parent, with the Company surviving the merger.  Pursuant to the terms of the merger agreement, at closing, the Company stockholders, excluding the affiliates of Brookfield that collectively hold approximately 33.5% of the outstanding shares of the Company, will receive $18.25 per share in cash.  Although the merger agreement contemplates that a portion of the merger consideration may be paid in the form of a closing dividend, Parent has notified the Company that no such dividend payments will be made and accordingly, the entire $18.25 will be paid as merger consideration.

Votes “FOR” the merger totaled approximately 51,127,690 million shares, or approximately 88.32% of the Company’s outstanding shares of common stock. In addition, approximately 31,740,065 million shares, or approximately 82.44% of the shares held by the Company’s stockholders other than Brookfield and its affiliates, voted “FOR” the merger.

Subject to the satisfaction of the conditions set forth in the merger agreement, the merger is expected to close on or about July 6, 2016.

About Rouse Properties, Inc.

Rouse Properties, Inc. (NYSE:RSE) is a publicly traded real estate investment trust headquartered in New York City and was founded on a legacy of innovation and creativity. Among the country’s largest publicly traded regional mall owners, the Company’s geographically diverse portfolio spans the United States from coast to coast, and includes 35 malls and retail centers in 21 states encompassing approximately 23.8 million square feet. For more information please visit: www.rouseproperties.com.

Forward Looking Statements

Certain matters in this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements.  These forward-looking statements may include statements related to the timing and anticipated completion of the Merger and other statements that are not purely statements of historical fact. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other documents filed by the Company with the Securities and Exchange Commission.

Media:

Joele Frank, Wilkinson Brimmer Katcher

Jonathan Keehner / Andrew Siegel / Meaghan Repko

212-355-4449

or

Investors:

Rouse Investor Relations

212-608-5108

IR@rouseproperties.com